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                                                                    Exhibit 99.4


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS OF CONRAIL


      The following analysis relates to the results of operations of Conrail and its majority owned subsidiaries and should be read in conjunction with Conrail's consolidated financial statements and notes thereto for the year ended December 31, 2003. Except for the historical information contained herein, the matters discussed below are forward-looking statements that involve risks and uncertainties that may cause actual results to differ materially from those expressed in the statements.

RESULTS OF OPERATIONS

  OVERVIEW

Three and Six Months Ending June 30, 2004 Compared with Three and Six Months Ending June 30, 2003

      Conrail reported net income of $49 million for the second quarter of 2004, an increase of $10 million, or 25.6%, compared with the second quarter of 2003. The increase is principally due to higher income from operations.

      For the six months ended June 30, 2004, Conrail reported net income of $93 million compared with $116 million for the same 2003 period. The decrease reflects the absence of a favorable net cumulative effect accounting change adjustment of $40 million included in net income for 2003 partially offset by increases in operating income and other income, net.

  OPERATING REVENUES

      Operating revenues (primarily rental revenues and operating fees) for the second quarter of 2004 were $236 million, an increase of $5 million, or 2.2%, compared with same 2003 period.

      For the six months ended June 30, 2004, operating revenues were $466 million, an increase of $9 million, or 2.0%, versus the same 2003 period.

  OPERATING EXPENSES

      Operating expenses for the second quarter of 2004 were $162 million, a decrease of $3 million or 1.8%, compared with the prior year, as discussed below.

      For the six months ended June 30, 2004, operating expenses were $323 million, a decrease of $5 million, or 1.5%, versus the same 2003 period.

      Compensation and benefits increased $3 million, or 7.0%, for the second quarter of 2004 and $6 million, or 7.1%, for the six months ended June 30, 2004, compared with the same 2003 periods. Both variances are principally attributable to increased pension expense.

      Material, services and rents decreased $2 million, or 6.5%, in the second quarter of 2004 and $5 million , or 8.1%, for the six months ended June 30, 2004, compared with the same 2003 periods. The decreases are primarily due to reduced legal fees and other purchased services.

      Depreciation and amortization decreased $6 million, or 7.1%, in the second quarter of 2004 and $8 million or 4.8%, for the first six months, compared with the same 2003 periods. The decreases primarily reflect asset retirements.

      Casualties and insurance increased $5 million in the second quarter of 2004 and $6 million for the six months ended June 30, 2004, compared with the same 2003 periods. The increases are attributable to an adjustment in environmental reserves and less favorable occupational claim experience.

      Other operating expenses decreased $3 million in the second quarter of 2004 and $4 million for the six months ended June 30, 2004, compared with the same 2003 periods. The decrease is principally related to a favorable property tax adjustment recognized in the second quarter of 2004.

  OTHER INCOME, NET

      Other Income, net, increased $7 million, or 33.3%, in the second quarter of 2004 and $13 million, or 31.7%, for the six months ended June 30, 2004, compared with the same 2003 periods. The increases are primarily due to increased equity in earnings of affiliates and interest income.


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FINANCIAL CONDITION AND LIQUIDITY

Six Months Ending June 30, 2004 Compared with Six Months Ending June
30, 2003


  OPERATING ACTIVITIES

      Conrail's operating activities provided cash of $184 million for the six months ended June 30, 2004, compared with $197 million for the same 2003 period. The small decrease is principally attributable to changes in working capital.

      Cash generated from operations is the principal source of liquidity and is primarily used for debt repayments and capital expenditures.

  INVESTING ACTIVITIES

      Net cash used in investing activities was $150 million for the six months ended June 30, 2004, compared to $179 million for the same 2003 period. The principal activity is investment in interest bearing notes receivable due from NSC and CSX.

      Capital expenditures were $9 million for the six months ended June 30, 2004, compared to $16 million for the same 2003 period.

  FINANCING ACTIVITIES

      Debt payments totaled $18 million for the six months ended June 30, 2004, compared to $21 million for the same 2003 period.

  WORKING CAPITAL

      Conrail had working capital of $20 million at June 30, 2004 compared to a working capital deficit of $29 million at December 31, 2003. A working capital deficit is not unusual for Conrail and does not indicate a lack of liquidity. Conrail continues to maintain adequate current assets to satisfy current liabilities and maturing obligations when they come due and has sufficient financial capacity to manage its day-to-day cash requirements and any obligations arising from legal, tax and other regulatory rulings.